Exhibit 2

Execution Version

ROLLOVER AND SUPPORT AGREEMENT

This ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 30, 2021 by and between Kidedu Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”) and the person set forth on Schedule A hereto (the “Rollover Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Kidarena Merger Sub, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Tarena International, Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the Rollover Shareholder is a “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares (including Shares represented by ADSs) as set forth opposite its name on Schedule A (the “Rollover Shares”) (the Rollover Shares, together with any other Shares (including Shares represented by ADSs) acquired, whether beneficially or of record, by the Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Rollover Shareholder’s obligations under this Agreement, by means of purchase, dividend or distribution, or issuance upon the exercise of any Company Options or warrants, the conversion of any convertible securities, the vesting of any Company RSUs or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, the Rollover Shareholder agrees to have its Rollover Shares cancelled for no consideration in exchange for newly issued Class A ordinary shares (or Class B ordinary shares when the Rollover Shares are Class B Ordinary Shares of the Company), par value US$0.00001 per share, of Parent (the “Parent Shares”), upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholder is entering into this Agreement;

WHEREAS, the Rollover Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholder set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1    Voting. During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms (the “Term”), the Rollover Shareholder hereby irrevocably and unconditionally agrees that at the Shareholders Meeting or any other meeting (whether annual or special) of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) hereof is to be considered (and any adjournment or postponement thereof), the Rollover Shareholder shall (i) appear or cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of the Rollover Shareholder’s Securities:

(a)    in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions;

(b)    against the approval of Competing Transaction, or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or in competition with, mutually exclusive with or inconsistent with the Merger and the other Transactions;

(c)    against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by the Rollover Shareholder of its obligations under this Agreement;

(d)    against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Rollover Shareholder contained in this Agreement;

(e)    in favor of any adjournment or postponement of the Shareholders Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) hereof is to be considered as may be reasonably requested by Parent in order to consummate the Transactions, including the Merger; and

(f)    in favor of any other matter necessary to effect the Merger and the other Transactions.

Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    The Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof, each of them individually, as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy, if applicable) the Securities in accordance with Section 1.1 above at the Shareholders Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. The Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by it prior to the execution of this Agreement in respect of the voting of its Securities, if any, have been revoked or substituted by Parent and any designee thereof with respect to the Rollover Shareholder’s Securities in connection with the transactions contemplated, and to the extent required, under the Merger Agreement and this Agreement, including the Merger. The Rollover Shareholder shall take (or cause to be taken) such further action or execute such other instruments as may be necessary to give effect to this proxy.

(b)    The Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Rollover Shareholder under this Agreement. The Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the termination of this Agreement. If for any reason the proxy granted herein is not irrevocable, then the Rollover Shareholder agrees to vote its Securities in accordance with Section 1.1 above prior to the termination of this Agreement. The parties agree that the foregoing is a voting agreement.

Section 1.3    Restrictions on Transfer. Except as provided for in Article III below or pursuant to the Merger Agreement, the Rollover Shareholder hereby agrees that, from the date hereof until the termination of this Agreement, it shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or otherwise similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, or with respect to any limitation on voting right of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities which (x) has, or would reasonably be expected to have, the effect of reducing or limiting the Rollover Shareholder’s beneficial ownership interest in such Securities and/or (y) grants a third party the right to vote or direct or otherwise influence the voting of such Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) knowingly take any action that would, or would reasonably be expected to, make any representation or warranty of the Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing it from performing any of its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Rollover Shareholder of its obligations under this Agreement, (d) exercise, convert or exchange, or take any action that would result in the exercise, conversion or exchange, of any Securities, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) through (d). Any purported Transfer or Derivative Transaction in violation of this Section 1.3 shall be null and void.

ARTICLE II

ROLLOVER

Section 2.1    Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) all of the Rollover Shareholder’s right, title and interest in and to its Rollover Shares shall be cancelled at the Closing for no consideration, other than the consideration received in Section 2.2, and (b) the Rollover Shareholder shall take all actions necessary to cause its Securities to be treated as set forth herein.

Section 2.2    Issuance of Parent Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares by the Rollover Shareholder in accordance with Section 2.1, Parent shall issue such Parent Shares in the name of the Rollover Shareholder (or, if designated by the Rollover Shareholder, one or more affiliates of the Rollover Shareholder) in the amount set forth opposite the Rollover Shareholder’s name under the column titled “Parent Shares” on Schedule A hereto. The Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to the Rollover Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by the Rollover Shareholder and cancelled pursuant to Section 2.1 above, and (b) the Rollover Shareholder shall have no right to any Per Share Merger Consideration, or any other merger consideration in respect of the Rollover Shares held by the Rollover Shareholder. Except for Parent Shares reserved under a new equity or equity-linked incentive plan to be adopted immediately prior to or upon the Closing (the “ESOP Plan”, the size of which shall represent the sum of (a) certain Parent Shares representing the Vested Company Options and Vested Company RSUs as of the Effective Time (excluding any Company Option or Company RSU granted to the Persons set forth on Schedule 2.02 to the Merger Agreement) (such Vested Company Options and Vested Company RSUs, collectively, the “Vested Awards”) that the holders thereof have elected to or deemed to have elected to receive employee incentive awards in accordance with the Merger Agreement with respect to the Vested Awards, plus (b) 13% of the Parent’s issued share capital as of the Closing (after giving effect to the adoption of the ESOP Plan)), no Parent Shares issued in connection with the Merger shall be issued at a lower price per share than the Parent Shares issued hereunder (it being understood that the Parent Shares issued hereunder are deemed to be issued at a price per share based on each Rollover Share having a value equal to the Per Share Merger Consideration).

Section 2.3    Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in ARTICLE VII of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing.

Section 2.4    Deposit of Rollover Shares. No later than five (5) Business Days prior to the Rollover Closing, the Rollover Shareholder and any agent of the Rollover Shareholder holding certificates evidencing any Rollover Shares (if any) shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing. To the extent that any Rollover Shares of the Rollover Shareholder are held in street names, book entries or otherwise represented by ADSs, the Rollover Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to reflect or give effect to the cancellation of such Rollover Shares in accordance with this Agreement, including converting its ADSs into Shares prior to the Rollover Closing.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ROLLOVER SHAREHOLDER

Section 3.1    Representations and Warranties. The Rollover Shareholder hereby represents and warrants to Parent as of the date hereof and as of the Closing:

(a)    the Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform the Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)    if the Rollover Shareholder is not a natural person, the Rollover Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(c)    this Agreement has been duly executed and delivered by the Rollover Shareholder and the execution, delivery and performance of this Agreement by the Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Rollover Shareholder (if applicable) and no other actions or proceedings on the part of the Rollover Shareholder (if applicable) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(d)    assuming due authorization, execution and delivery by the parties hereto other than the Rollover Shareholder, this Agreement constitutes a legal, valid and binding agreement of the Rollover Shareholder, enforceable against the Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(e)    (i) The Rollover Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with affiliates controlled by the Rollover Shareholder) voting power, power of disposition, power to demand dissenter’s rights and power to agree to all of the matters set forth in this Agreement, in each case of the foregoing clauses (A) and (B), with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China (the “PRC”) and the terms of this Agreement; (ii) except described herein, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Rollover Shareholder is a party relating to the pledge, disposition or voting of any of the Securities, and the Securities are not subject to any voting trust agreement or other Contract to which the Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) the Rollover Shareholder has not Transferred any Securities or any interests therein pursuant to any Derivative Transaction; (iv) as of the date hereof, other than its Rollover Shares, the Rollover Shareholder does not beneficially own any Securities, or any direct or indirect interest in any such Securities (including by way of derivative securities); and (v) the Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Rollover Shares, except as contemplated by this Agreement;

(f)    except for the applicable requirements of the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws, rules and regulations of NASDAQ, Laws of the Cayman Islands and the Laws of the PRC, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Rollover Shareholder for the execution, delivery and performance of this Agreement by the Rollover Shareholder or the consummation by the Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by the Rollover Shareholder nor the consummation by the Rollover Shareholder of the transactions contemplated hereby, nor compliance by the Rollover Shareholder with any of the provisions hereof shall (A) if the Rollover Shareholder is not a natural person, conflict with or violate any provision of the organizational documents of the Rollover Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of the Rollover Shareholder pursuant to any Contract to which the Rollover Shareholder is a party or by which the Rollover Shareholder or any property or asset of the Rollover Shareholder is bound, (C) violate any Law applicable to the Rollover Shareholder or any of the Rollover Shareholder’s properties or assets, or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on the Rollover Shareholder or its properties or assets;

(g)    as of the date hereof, there is no Action pending against the Rollover Shareholder or, to the knowledge of the Rollover Shareholder, any other person or, to the knowledge of the Rollover Shareholder, threatened against the Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Rollover Shareholder of its obligations under this Agreement;

(h)    the Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares and the Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of the Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(i)    the Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2    Covenants. The Rollover Shareholder hereby:

(a)    agrees, prior to the termination of this Agreement, not to knowingly take any action that would make any representation or warranty of the Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Rollover Shareholder of its obligations under this Agreement;

(b)    irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Rollover Shareholder may have with respect to the Rollover Shareholder’s Securities (including any rights under Section 238 of the CICA) prior to the termination of this Agreement;

(c)    agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), the Rollover Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of the Rollover Shareholder’s commitments, arrangements and understandings under this Agreement, provided that (i) the form and terms of any such announcement or disclosure shall have been notified to the Rollover Shareholder and the Rollover Shareholder shall have had a reasonable opportunity to comment on the form and terms of such announcement or disclosure relating to the Rollover Shareholder, and (ii) Parent shall give due consideration to all reasonable suggested changes suggested by the Rollover Shareholder with respect to disclosure relating to the Rollover Shareholder;

(d)    agrees and covenants that the Rollover Shareholder shall promptly notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof and that such Shares shall automatically become subject to the terms of this Agreement as its Rollover Shares, and Schedule A shall be deemed amended accordingly; and

(e)    agrees further that, upon request of Parent, the Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as are necessary to carry out the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Rollover Shareholder that as of the date hereof and as of the Closing:

(a)    Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Rollover Shareholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)    Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of its organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, (C) violate any Law applicable to Parent or any of its properties or assets, or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on Parent or its properties or assets.

(c)    At the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Parent, free and clear of all Liens, other than restrictions (i) arising under applicable securities Laws, (ii) arising under any agreements entered into at or prior to the Rollover Closing by the Rollover Shareholder pursuant to the transactions contemplated by the Merger Agreement and the Financing Document, or (iii) arising under the organizational documents of Parent.

(d)    As of the date hereof, there is no proceeding pending against Parent or, to the knowledge of Parent, threatened against Parent that would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions by Parent or otherwise be materially adverse to the ability of Parent to perform its obligations under the Transaction Documents.

(e)    Parent has no assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger Agreement, the Financing Document and the transactions contemplated hereby and thereby.

(f)    As of the date hereof, the authorized share capital of Parent is US$50,000 divided into 5,000,000,000 shares, par value US$0.00001 per share, of which, as of the date hereof, one (1) share (the “Initial Share”) is issued and outstanding, each of which is duly authorized, validly issued, fully paid, non-assessable and wholly owned by Kidon Limited.

(g)    Except for the Initial Share and the commitments to issue shares, options or other equity securities in Parent contemplated by or pursuant to this Agreement, other rollover and support agreements executed by other rollover shareholders on the same date hereof, the Merger Agreement, the Financing Document and the ESOP Plan, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or obligating Parent to issue or sell any share capital of, or other equity interests in, Parent.

ARTICLE V

TERMINATION

This Agreement, and the obligations of the Rollover Shareholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore the Rollover Shareholder to the position it was in with respect to ownership of its Rollover Shares prior to the Rollover Closing.

ARTICLE VI

MISCELLANEOUS

Section 6.1    Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile or email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

(i)     If to the Rollover Shareholder, to the addresses set opposite its name as set forth on Schedule A;

(ii)    If to Parent:

Address: 6F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang

District, Beijing 100011, China

Email Address: hansy@tedu.cn

Tel: +86 010 62135687

Attn: Mr. Han Shaoyun

Section 6.2    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 6.3    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4    Specific Performance. (i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity. (ii) Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such party in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to any other party hereto, each other party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. Notwithstanding anything contrary in the foregoing, under no circumstances will any party be entitled to both the monetary damages and the right of specific performance.

Section 6.5    Amendments; Waivers. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Parent, the Rollover Shareholder and the Company (at the direction of the Special Committee). Parent, on the one hand, and the Rollover Shareholder, on the other hand, with the prior written consent of the Company (at the direction of the Special Committee), may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) waive non-compliance with any of the covenants or conditions contained in this Agreement by the other party. Any agreement on the part of a party to any extension or waiver shall be valid only if specifically set forth in an instrument in writing signed by such party and the Company (at the direction of the Special Committee). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 6.6    Governing Law; Dispute Resolution; Jurisdiction.

(a)    This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York. Subject to the last sentence of this Section 6.6(a), any Action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the HKIAC Rules. The arbitration shall be decided by a tribunal of three (3) arbitrators. The award of the arbitration tribunal shall be final and conclusive and binding upon the disputing parties as from the date rendered. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)    Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 6.6(a), any party hereto and the Company, pursuant to Section 6.7 below, may, to the extent permitted under the Laws of the jurisdiction where an application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.6(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.6(a) in any way.

Section 6.7    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or in equity.

Section 6.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by any party without the prior written consent of the other parties and the Company (at the direction of the Special Committee), and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the Rollover Shareholder, its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.9    No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that he or it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.10    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by email pdf format or otherwise) to the other parties.

Section 6.11    Anti-Bribery. If either party is or becomes aware of any act which is or may be deemed as an act of bribery under applicable Laws in connection with the transactions contemplated by this Agreement, such party may report the act to the Audit and Supervision Department of the Rollover Shareholder at Tel: 010-62605388, or Mail: wubijubao@xdf.cn.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT:

Kidedu Holdings Limited

By:	/s/ Shaoyun Han
	Name:	Shaoyun Han
	Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

New Oriental Education & Technology Group Inc.

By:	/s/ Yang Zhihui
	Name:	Yang Zhihui
	Title:	Authorized Signatory

[Signature Page to Rollover and Support Agreement]

SCHEDULE A

Name of Rollover Shareholder	Address of Rollover Shareholder	Rollover Shares	Parent Shares
New Oriental Education & Technology Group Inc.	Address: No. 6 Haidian Zhongjie, Haidian District, Beijing, China 100080 Email:wanghao477@xdf.cn Attention: Mr. Wang Hao	1,000,000 Class A Ordinary Shares	1,000,000 Class A ordinary shares